Exhibit 10.20

October 26, 2018

Brian Stephenson

Sent Via Email

Re: BridgeBio Services Employment

Dear Brian:

BridgeBio Services, Inc. (the “Company”) is pleased to offer you employment as Chief Financial Officer, reporting to the CEO, Neil Kumar, with such powers, duties, responsibilities, and accountabilities as set forth below and in the Job Description for the position, or as may from time to time be prescribed by the Company’s senior executives or the Board of Directors of the Company (the “Board”), provided that such duties are consistent with your position.

In your role, you would:

•	Plan, develop, organize, implement, direct and evaluate the organization’s fiscal function and performance.

•	Participate in the development of the corporation’s plans and programs as a strategic partner.

•	Evaluate and advise on the impact of long range planning, introduction of new programs/strategies and regulatory action.

•

Develop credibility for the finance group by providing timely and accurate analysis of budgets, financial reports and financial trends in order to assist the CEO/President, the Board and other senior executives in performing their responsibilities.

•	Enhance and/or develop, implement and enforce policies and procedures of the organization by way of systems that will improve the overall operation and effectiveness of the corporation.

•	Establish credibility throughout the organization and with the Board as an effective developer of solutions to business challenges.

•	Provide technical financial advice and knowledge to others within the financial discipline.

•	Continual improvement of the budgeting process through education of department managers on financial issues impacting department budgets.

•

Provide strategic financial input and leadership on decision making issues affecting the organization; i.e., evaluation of potential alliances acquisitions and/or mergers and pension funds and investments.

•	Develop a reliable cash flow projection process and reporting mechanism that includes minimum cash threshold to meet operating needs.

•

Evaluate the finance division structure and team plan for continual improvement of the efficiency and effectiveness of the group as well as provide individuals with professional and personal growth with emphasis on opportunities (where possible) of individuals.

The position is a full-time, exempt position and you will be required to devote 100% of your full working time and efforts to the business and affairs of the Company. During your employment with the Company, you will not engage in any other outside employment, consulting or other business activity (whether full-time or part-time) without the Company’s written consent, which shall not be unreasonably withheld. By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

The Company will pay you a starting base salary beginning as of your start date at the annual rate of $420,000.00, payable in accordance with the Company’s standard payroll schedule and subject to tax-related deductions and withholdings. This salary will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time.

421 Kipling Street, Palo Alto, CA 94301

Compensation for this position also includes participation in the Company’s bonus plan with an annual target bonus of 45% of your base annual salary. Your bonus will be based on accomplishing the Company’s overall goals as well as your individual goals. For each year during the term of this letter agreement, you will be eligible to receive a bonus (pro-rated in the case of any partial year during which you were employed by the Company) based on a determination by the Company’s Board (or a committee thereof) regarding the Company’s achievement of its goals and your own successful performance of your duties through the end of the applicable year.

You will be eligible to participate in or receive benefits under the Company’s employee benefit plans in effect from time to time (including, without limitation, any group health care plan and 401(k)), subject to the terms of such plans.

Additionally, the Company will pay you a one-time sign-on bonus of $300,000.00 subject to all taxes and withholdings payable in the five (5) business days following your start date of employment. Should you voluntarily terminate with or without cause from the company within the first year of your start date, the sign-on bonus is recoverable and must be paid back in full to the Company.

Additionally, subject to the approval of the Board of Managers of BridgeBio Pharma, LLC (“Parent”), Parent will grant you 1,750,000 management incentive units in Parent (“MIUs”). Parent management incentive units are intended to constitute “profits interests” in Holdings, as that term is defined in Revenue Procedure 93-27, 1993-2 C.B. 343, as clarified by Revenue Procedure 2001-43, 2001-2 C.B. 191 and, as such, will have a participation threshold equal to the liquidation value of Parent as of the date of grant. Date of grant will occur as soon as practicable after commencement of employment. Initially, one hundred percent (100%) of the MIUs will be subject to a risk of forfeiture in the event your employment with the Company terminates. The MIUs shall commence vesting on the date of grant (the Vesting Start Date) and will vest at a rate of 1/60 per month on each monthly anniversary of the Vesting Start Date, so that 100% of such MIUs shall be vested on the fifth anniversary of the [date of grant], subject to your continued employment with the Company through the applicable vesting date.

It is understood that you are an “at-will” employee. You are not being offered employment for a definite period of time, and either you or the Company may terminate the employment relationship at any time and for any reason, with or without cause or prior notice and without additional compensation to you. Any contrary representations that may have been made to you are superseded by this letter agreement. Although your job duties, title, reporting relationship, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time (except as otherwise provided herein), the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).

Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s standard Proprietary Information and Inventions Agreement (the “Confidentiality Agreement”), a copy of which is attached hereto as Exhibit A.

This offer is contingent upon a background check clearance, reference check, and satisfactory proof of your right to work in the United States. You agree to assist as needed and to complete any documentation at the Company’s request to meet these conditions.

The Immigration Reform and Control Act requires employers to verify the employment eligibility and identity of new employees. You will be required to complete a Form 1-9 which will be provided to you before your start date. Please bring the appropriate documents listed on that form with you when you report for work. We will not be able to employ you if you fail to comply with this requirement. Also, this offer is subject to satisfactory reference checks if necessary.

This letter agreement and the Confidentiality Agreement constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company, although your job duties, title, reporting relationship, compensation and benefits may change from time to time.

421 Kipling Street, Palo Alto, CA 94301

We hope that you will accept our offer to join the Company. You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter agreement and the enclosed Confidentiality Agreement and returning them to me. This offer, if not accepted, will expire at the close of business on Monday, October 29, 2018. Should you accept this offer, your start date of employment will be October 29, 2018 or any other date agreed upon between you and the Company.

Sincerely,

/s/ Neil Kumar
Neil Kumar and the BridgeBio Team

I have read and accept this employment offer.

/s/ Brian Stephenson
Brian Stephenson

October 28, 2018
Date

421 Kipling Street, Palo Alto, CA 94301